                                                     EXHIBIT 12



              ASSOCIATES FIRST CAPITAL CORPORATION

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (Dollar Amounts in Millions)

                                                  Six Months Ended
                                                      June 30
                                                1997            1996
                                                --------------------
 Fixed Charges <F1>

   Interest expense                           $1,317.0        $1,174.0

   Implicit interest in rent                      11.9             9.8

     Total fixed charges                      $1,328.9        $1,183.8

 Earnings <F2>

   Earnings before provision for income
    taxes                                     $  766.5        $  644.4

   Fixed charges                               1,328.9         1,183.8

     Earnings, as defined                     $2,095.4        $1,828.2


 Ratio of Earnings to Fixed Charges               1.58            1.54

 <F1>    For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

 <F2>    For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.
